Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 333-182720, 333-188994 and 333-211177) of Engility Holdings Inc. of our report dated June 19, 2017, relating to the financial statements of the Engility Master Savings Plan, which appears on this annual report on Form 11‑K for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP

Tysons, Virginia

June 19, 2017